Alcoa and subsidiaries                                 EXHIBIT 11
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

         Computation of Earnings (Loss) per Common Share
               For the three months ended March 31
               (in millions, except share amounts)


                                                         1995            1994
                                                     -----------      -----------

 1.  Income (loss) applicable to common stock
        before extraordinary loss *                       $193.3           $(40.9)

 2.  Weighted average number of common shares
        outstanding during the period                178,669,937      177,247,646

 3.  Primary earnings (loss) per common share
        before extraordinary loss (1 divided by 2)         $1.08            $(.23)

 4.  Fully diluted earnings (loss) before
        extraordinary loss (1)                            $193.3           $(40.9)

 5.  Shares issuable under compensation plans             31,113           17,086

 6.  Shares issuable upon exercise of dilutive
        outstanding stock options (treasury stock
        method)                                          759,199          643,554

 7.  Fully diluted shares (2 + 5 + 6)                179,460,249      177,908,286

 8.  Fully diluted earnings (loss) per common
        share before extraordinary loss (4
        divided by 7)                                      $1.08            $(.23)



Per share amounts for 1994 have been restated to reflect the two-for-one stock split which occurred in February, 1995.

*  After preferred dividend requirement

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